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                                                                   EXHIBIT 10.35

                      ENHANCE FINANCIAL SERVICES GROUP INC.

                           SECOND AMENDED AND RESTATED
                     CHANGE -IN-CONTROL PROTECTION AGREEMENT

      SECOND AMENDED AND RESTATED AGREEMENT dated November 15, 1999 by and between Enhance Financial Services Group Inc. (the "Company") and
_______________ (the "Executive"), amended and restated as of December 8, 1999 and further amended and restated as of March 23, 2000.

      WHEREAS, the Executive is a key employee of the Company and an integral part of its management; and

      WHEREAS, the Company desires to recognize the Executive's commitment to the Company and to confirm the right of the Executive to certain severance benefits in the event of termination of the Executive's employment under certain circumstances following a Change in Control,

      WHEREAS, to that end the board of directors of the Company adopted a Management Severance Protection Plan in 1998, which it amended September 23, 1999 and March 23, 2000, and the terms of which as so amended, insofar as they apply in the event of a Change of Control, are reflected in this instrument;

      NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the Company and the Executive do hereby agree as follows (capitalized terms herein having the respective meanings ascribed to them upon their first use or as set forth in
Section X hereof):

I.    SEVERANCE BENEFITS:

            If a Termination Event occurs during the 24 months following a Change in Control (the "Protection Period"), the Executive shall be entitled to receive the benefits set forth as follows:

            1. Cash Compensation: The Executive shall receive, in a single lump-sum payment, an amount equal to the sum of (a) three times his or her Annual Cash Compensation; plus (b) the greater of (i) the Adjusted Bonus paid the Executive in respect of the calendar year immediately preceding the Date of Termination, (ii) the Adjusted Bonus paid the Executive in the year preceding the calendar year in which the Change in Control Date occurs (provided, that, for purposes of both subclauses (i) and (ii), if the Executive shall have been employed by the Company for less than the entire such relevant preceding calendar year, then the applicable Adjusted Bonus for such subclause (i) or (ii) shall, in lieu of that set forth above, be the target Adjusted Bonus which would have payable to the Executive in respect of such relevant preceding calendar year), pro-rated over the period beginning January 1 in the year in which the Notice of Termination is given and ending on the Date of Termination. Payment
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      of the aforesaid total amount shall be made no later than 30 days after the Date of Termination. If payment in full is not made within the aforesaid 30 days, any amounts due and owing shall earn and be allocated daily interest beginning on the 31st day following the Date of Termination and ending on the date payment is actually made at a rate equal to 1/365 of the annual interest rate payable on one-year U. S. Treasury Bills in effect as of the business day coincident with or next following the Date of Termination.

            2. Outplacement: The Executive shall be entitled to receive six months of outplacement services commensurate with the Executive's status level and at such outplacement organization as the Executive shall select. The Executive may not elect to take cash in lieu of outplacement services. Such outplacement services shall commence on such date as is designated by the Executive but in no instance later than six months after the Date of Termination.

            3. Welfare Benefits: Commencing on the Date of Termination and continuing for a period of 36 months (the "Benefit Period"), the Company shall provide the Executive with life insurance (including group term and supplemental executive life insurance), health insurance (including, but not limited to, medical, dental and prescription drug benefits) and long-term disability insurance ("Welfare Benefits") substantially similar in all respects to those which the Executive was receiving immediately prior to the Notice of Termination. The receipt of the Welfare Benefits shall be conditioned upon the Executive continuing to pay the applicable premiums for such Welfare Benefits that the Executive paid immediately prior to the Notice of Termination. Benefits otherwise receivable by the Executive pursuant to this Section I.3. and the corresponding premium payments made by the Executive, shall be reduced to the extent substantially similar benefits are actually received by the Executive from any other employer during the Benefit Period at a cost to the Executive that is commensurate with the cost incurred by the Executive immediately prior to Notice of Termination; provided, however, that if the Executive becomes employed by a new employer that maintains Welfare Benefits that either (a) do not cover the Executive or a family member or dependent with respect to a pre-existing condition for which there was coverage under the applicable Welfare Plans of the Company, or (b) does not cover the Executive or a family member or dependent for a designated waiting period, or at all, the Executive's coverage under the applicable Welfare Benefits of the Company shall continue (but in the event of non-coverage due to a preexisting condition, limited to such preexisting condition) until (i) the end of the applicable period of non-coverage under the new employer's Welfare Benefits, or (ii) the end of the Benefit Period, whichever occurs first. The Executive shall promptly notify the Company of any Welfare Benefits actually received from another employer. During the Benefit Period, the Executive shall be entitled to elect to change the Executive's level of coverage and/or choice of coverage options (e.g. Executive only or Executive and family, or deductible options) under the Welfare Benefits of the Company to the same extent that actively employed senior executives of the Company are permitted to make such changes; provided, that in the event of any such changes, the premiums paid by the Executive for such Welfare Benefits shall reflect any cost increases or decreases that would actually be paid or received by an actively employed senior executive of the Company who made the same changes. For purposes of this Section I.3, any measurement of Welfare Benefits, premiums,


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      payments or costs that is based on the Welfare Benefits, premiums, payments or costs that the Executive was receiving, paying or incurring immediately prior to the Notice of Termination shall be determined without giving effect to any change thereto during the Protection Period if Notice of Termination was due to Good Reason. To the extent the Company is unable to provide the Executive with any of the Welfare Benefits required by this
      Section I.3, the Company shall either purchase such Welfare Benefits for the Executive or pay the Executive a cash payment equal to the value thereof.

            4. Equity-Based Awards: (a) As to all his or her outstanding stock options, restricted stock and any other equity based awards and insofar as not inconsistent with the terms of the Company's plans under which such awards were granted (the "Incentive Plans"), at the option of the Company, either (i) the Executive shall receive a cash-out of such awards or (ii) to the extent that such awards are not cashed out they shall become (A) fully vested as of the Change in Control Date and (B) if susceptible of exercise, exercisable for a period 90 days after the Termination Date.

            (b) If (i) the Executive is terminated as provided for in Section VIII (Termination in Anticipation of Change in Control), (ii) such termination results in a forfeiture of any of the Executive's stock options, restricted stock or other equity-based awards under any of the Incentive Plans, and (iii) the Executive is entitled to receive payments under the aforesaid Section VIII, the Executive shall, subject to the provisions of Section VIII, be entitled to receive a cash payment equal to the amount the Executive would have received under such plans with respect to such stock options, restricted stock or other equity based awards as if the Executive had remained in the Company's employ until the Change in Control Date. Such cash payment shall be made at the same time and in the same manner as payment would have been made under the applicable Incentive Plans had the Executive remained employed by the Company until the Change in Control Date.

            5. Tax Reimbursement Payment: (a) If any amount or benefit paid or distributed to the Executive by the Company, whether pursuant to this agreement or otherwise (collectively, the "Covered Payments"), is or becomes subject to tax imposed under Section 4999 of the Code (the "Excise Tax") or any similar tax that may hereafter be imposed, the Company shall either pay to the Executive or contribute for the benefit of the Executive to a "rabbi" trust established by the Company prior to the Change in Control Date, at the time specified in this Section I.5.(e) below, the Tax Reimbursement Payment. The "Tax Reimbursement Payment" means an amount which, when added to the Covered Payments and reduced by any Excise Tax on the Covered Payments and any federal, state and local income tax and Excise Tax on the Tax Reimbursement Payment provided for by this agreement (but without reduction for any federal, state or local income or employment tax on the Covered Payments), shall be equal to the sum of (i) the Covered Payments, and (ii) the product of (A) any deductions disallowed for federal, state, or local income tax purposes because of the inclusion of the Tax Reimbursement Payment in the Executive's adjusted gross income and (B) the highest applicable marginal rate of federal, state or local income taxation, respectively, for the calendar year in which the Tax Reimbursement Payment is to be made.


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            (b) For purposes of determining whether any of the Covered Payments will be subject to the Excise Tax and, if so, the amount of such Excise
      Tax,

                  (i) such Covered Payments will be treated as "parachute payments" within the meaning of Section 280G of the Code and all "parachute payments" in excess of the "base amount," as defined under
      Section 280G(b)(3) of the Code, shall be treated as subject to the Excise Tax, unless and except to the extent that, in the opinion of the Company's independent certified public accountants, which, in the case of Covered Payments made after the Change in Control Date, shall be the Company's independent certified accountants appointed prior to the Change in Control Date, or tax counsel selected by such accounts, (collectively, the "Accounts"), such Covered Payments, in whole or in part, either do not constitute "parachute payments" or represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code, in excess of the "base amount," or such "parachute payments" are otherwise not subject to such Excise Tax, and

                  (ii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code.

            (c) For purposes of determining the amount of the Tax Reimbursement Payment, the Executive shall be deemed:

                  (i) to pay federal income taxes at the highest applicable marginal rate of federal income taxation for the calendar year in which the Tax Reimbursement Payment is to be made,

                  (ii) to pay any applicable state and local income taxes at the highest applicable marginal rate of taxation for the calendar year in which the Tax Reimbursement Payment is to be made, net of the maximum reduction in federal income taxes which would be obtained from the deduction of such state or local taxes if paid in such year, determined without regard to limitations on deductions based upon the amount of the Executive's adjusted gross income, and

                  (iii) to have otherwise allowable deductions for federal, state and local income tax purposes at least equal to those disallowed because of the inclusion of the Tax Reimbursement Payment in the Executive's adjusted gross income.

            (d) (i) If, subsequent to the making by the Company of the payment or the contribution provided for in the first sentence of Section I.5.(a), the Excise Tax is determined by the Accountants to be less than the amount otherwise taken into account hereunder in calculating the Tax Reimbursement Payment made, the Executive shall repay to the Company, at the time that the amount of such reduction in the Excise Tax is finally determined, the portion of such prior Tax Reimbursement Payment that has been paid to the Executive or to federal, state or local tax authorities on the Executive's behalf and that would not have been paid if such Excise Tax had been applied in initially calculating such Tax


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      Reimbursement Payment, plus interest on the amount of such repayment at the rate provided for in Section 1274(b)(2)(B) of the Code. Notwithstanding the foregoing, if any portion of the Tax Reimbursement Payment to be refunded to the Company has been paid to any federal, state or local tax authority, repayment thereof shall not be required until actual refund or credit of such portion has been made to the Executive, and interest payable to the Company shall not exceed interest received or credited to the Executive by such tax authority for the period it held such portion. The Executive and the Company shall mutually agree upon the course of action to be pursued, and the method of allocating expenses thereof, if the Executive's good claim faith for refund or credit is denied.

            (ii) If, subsequent to the making by the Company of the payment or the contribution provided for in the first sentence of Section I.5.(a), the Excise Tax is determined by the Accountants to exceed the amount otherwise taken into account hereunder at the time the Tax Reimbursement Payment is made, including, but not limited to, by reason of any payment the existence or amount of which cannot be determined at the time of the Tax Reimbursement Payment, the Company shall make an additional Tax Reimbursement Payment in respect of such excess, which Tax Reimbursement Payment shall include any interest or penalty payable with respect to such excess, at the time that the amount of such excess is finally determined.

            (e) The portion of the Tax Reimbursement Payment attributable to Covered Payments shall be paid to the Executive or contributed for the benefit of the Executive to a "rabbi" trust established by the Company prior to the Change in Control Date within ten business days following the payment of the Covered Payments. If the amount of such Tax Reimbursement Payment, or portion thereof, cannot be finally determined on or before the date on which payment is due, the Company shall either pay to the Executive or contribute to the aforesaid "rabbi" trust an amount estimated in good faith by the Accountants to be the minimum amount of such Tax Reimbursement Payment and shall pay the remainder of such Tax Reimbursement Payment, including applicable interest thereon determined under Section 1274(b)(2)(B) of the Code, as soon as the amount thereof can be determined, but in no event later than 45 calendar days after payment of the related Covered Payments. If the estimated Tax Reimbursement Payment exceeds the amount subsequently determined to have been due, such excess shall be repaid or refunded pursuant to the provisions of Section I.5.(d).

            6. Supplemental Pension: If the Executive is not fully vested under the Enhance Reinsurance Company Pension Plan (the "Pension Plan") and he or she is a participant in the Enhance Reinsurance Company Supplemental Pension Plan (the "Supplemental Plan"), then the Executive shall receive, in a single lump-sum payment, an amount equal to the amount the Executive would have received under the Supplemental Plan had the Executive become fully vested under the Pension Plan on the day immediately preceding his or her Date of Termination. The aforesaid payment shall be reduced by any amount the Executive is entitled to receive under the Supplemental Plan.


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II.   FULL SETTLEMENT AND MITIGATION:

      The Company's obligation to make payments provided for in this agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, claim, counterclaim, recoupment, defense or other legal or equitable right which the Company may have against the Executive or others whether by reason of subsequent employment of the Executive or otherwise. In no event shall the Executive be obligated to seek other employment by way of mitigation. Likewise, the amount of any benefit or payment provided under this agreement shall not be reduced by any compensation earned by the Executive through either employment with another employer or self-employment, or by any retirement-type benefits or unemployment benefits to which the Executive may be entitled.

III.  RESTRICTIVE COVENANTS:

      1. The Executive shall at all times, now and forever, hold in a fiduciary capacity for the benefit of the Company and shall not exploit, use, sell, publish, disclose, communicate or divulge in any manner whatsoever to any person or entity any trade secret or confidential information, knowledge or data regarding the Company, its subsidiaries or affiliates. This Section III. shall not apply to any truthful statement required to be made by the Executive pursuant to an order of a court or other body having lawful jurisdiction over such matter.

      2. The Executive shall not, directly or indirectly, for a period of one year after the date of the Termination Event employ, or solicit for employment or advise or recommend to any other person or entity that such person or entity employ or solicit for employment any person employed at that time or within one year theretofore by the Company or its subsidiaries or other affiliates.

      3. It is understood and agreed that, if the Executive violates and breaches either Section III.1 or III.2, the Company will suffer irreparable damage and that the Company shall be entitled to injunctive relief to prevent such a breach. Resort to such equitable relief, however, shall not constitute a waiver of any other rights or remedies the Company may have, and the Executive shall repay to the Company 95% of the payments made under this agreement and/or the Company shall be entitled to recover 95% of the amounts paid to the Executive without waiving the right to pursue any other available legal or equitable remedies.

IV.   SUCCESSORS and ASSIGNMENT:

      1. This agreement shall inure to the benefit of and be binding upon the Company, and the Company shall require any successor to the Company, or any part thereof, including but not limited to subsidiaries or affiliate, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock, or otherwise, to expressly assume and perform this agreement in the same manner and to the same extent as the Company would be required to perform. In the event of such succession, references to the Company herein shall thereafter be deemed to include such successor. Any failure by the Company to obtain assumption of this agreement by a successor prior to the effectiveness of any such succession shall be a breach of this agreement. Such breach shall entitle the Executive to terminate the Executive's employment at any time within twelve months after such succession and thereafter to receive compensation and benefits under this agreement from the Company in the same amount as the Executive would be entitled to


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hereunder if the Executive were to terminate his or her employment for Good
Reason during the Protection Period. Any failure by the Executive to exercise any right to terminate his or her employment under this Section IV shall not affect any other right of the Executive under this Agreement, and this agreement shall continue to remain binding on the Company in the same manner and to the same extent as the successor would be required to perform them if the successor had assumed this agreement in it entirety without any change thereto.

      2. This agreement is personal to the Executive and shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

V.    LEGAL FEES and EXPENSES:

      The Company shall pay all reasonable attorney fees and expenses incurred by the Executive in connection with, but not limited to, a bona fide dispute regarding the application of any and all the provisions under this Agreement, the Executive's seeking to obtain or enforce any right or benefit provided under this Agreement, or in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code to any payment of benefit provided hereunder. Payment under this Section V shall be made within ten business days after delivery of the Executive's written request for payment accompanied by such evidence of fees and expenses incurred as the Company reasonably may require.

VI.   TERMINATION PROCEDURES:

      1. During the Protection Period any termination of the Executive's employment by reason of a Termination Event must be preceded by a written "Notice of Termination" from one party hereto to the other party hereto in accordance with Section VI. For purposes of this agreement, a "Notice of Termination" shall mean a written notice that shall (a) specify the Executive's date of Termination, which shall not be more than 60 days from the date the Notice of Termination is given (the "Date of Termination"), (b) indicate the notifying party's opinion regarding the specific provisions of this agreement that apply to such termination of employment and (c) set forth in reasonable detail the facts and circumstances claimed to provide a basis for the application of the provisions indicated.

      2. Termination of the Executive's employment shall occur on the specified Date of Termination even if there is a dispute between the parties relating to the provisions of this agreement. Except as provided for in Section VIII, if Notice of Termination is given by either party to this agreement by reason of a Termination Event, the Company shall pay all amounts due the Executive under
Section I whether or not a dispute exits between the Executive and the Company relating to the provisions of this agreement.

      3. If within 30 days of receiving Notice of Termination the party receiving such notice notifies the other party that a dispute exits as to the provisions of this agreement that apply to such termination, the dispute shall be resolved either (a) by mutual written agreement of the parties hereto or (b) by a final judgment, order or decree of a court having competent jurisdiction, which is not further appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected. The parties to this Agreement shall pursue the resolution of such dispute with reasonable diligence. Within ten business days after such resolution, any party owing any payments to the other party pursuant to such resolution and/or this Agreement shall make all payments together with annual compounded interest accrued thereon at a rate equal to


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the interest rate payable on one-year U. S. Treasury Bills in effect as of the business day coincident with or next following the Date of Termination.

      4. Except as otherwise provided in Section VIII, in any proceeding, regardless of who initiates such proceeding, in which payments of severance benefits or other benefits or payments under this Agreement is at issue, the burden of proof that any termination of the Executive's employment has been for Cause or without Good Reason shall be upon the Company or its successor, and the standard of proof to be met with respect thereto shall be clear and convincing evidence.

VII.  NOTICES:

      Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given or delivered:, if delivered in person with signed acceptance of such personal delivery, on the date of such delivery; or if sent by a recognized overnight courier service, or by certified U.S. Mail, return receipt requested, on the date of receipt. Notice to the Company shall be sent to:

                           Enhance Financial Services Group Inc.
                           335 Madison Avenue
                           New York, New York  10017
                           Attention:  Elaine J. Eisenman
                                       Executive Vice President

Notice to the Executive shall be sent to the address listed on the last page of this agreement.

VIII. TERMINATION IN ANTICIPATION OF CHANGE IN CONTROL:

      1. The Executive's employment shall be deemed to have been terminated by the Company without Cause during the Protection Period if the Executive's employment is terminated by the Company otherwise without Cause not during the Protection Period and such termination of employment (a) was at the request of a third party that has theretofore taken steps reasonably calculated to effect a Change in Control; or (b) otherwise arose in anticipation of a Change in Control.

      2. The Executive's employment shall be deemed to have been terminated by the Executive for Good Reason during the Protection Period if the Executive otherwise terminates his or her employment for Good Reason not during the Protection Period and the circumstances or event that constitutes Good Reason
(a) occurs at the request of a third party that has theretofore taken steps reasonably calculated to effect a Change in Control; or (b) otherwise arose in anticipation of a Change in Control.

      3. In the event of a termination of employment described in this Section VIII, the Executive shall be entitled to all payments and benefits to which the Executive would have been entitled had such termination occurred during a Protection Period, except that the Executive shall not be entitled to receive any payments or benefits under this agreement, and the Company shall have no obligation to pay any payments or benefit hereunder, as a result of the termination of the Executive's employment, unless and until the Change in Control Date occurs within 90 days after termination of the Executive's employment and, in the reasonable judgment of the Company, the Executive is entitled to payment of benefits hereunder by reason of the applicability of either Section VIII.1 or VIII.2. Notwithstanding any provision of this agreement to the contrary, for


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purposes of this Section VIII only, the burden of proving that the requirements of Section VIII.1 or VIII.2 have been met shall be on the Executive, and the standard of proof to be met by the Executive shall be clear and convincing evidence.

IX.   MISCELLANEOUS:

      1. Amendment, Modification and Waiver: No provision of this agreement may be amended, modified, waived or discharged unless such amendment, modification, waiver or discharge is approved by the Board and is agreed to in writing and signed by the Executive and such officer of the Company as may be specifically designated by the Board subsequent to the Board's approval of such amendment, modification waiver or discharge. No waiver by either party hereto at any time of any breach of, or failure to comply with, any condition or provision of this agreement that is to be satisfied or performed by the other party hereto shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any subsequent time.

      2. Entire Agreement: This agreement contains the entire agreement of the parties concerning the subject matter, and all promises, representations, understandings, arrangements and prior agreements concerning the subject matter are merged herein and superseded hereby.

      3. Governing Law and Venue: The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York applicable to agreement made entirely to be performed within such jurisdiction. The party bringing any action under this Agreement shall only be entitled to choose the federal or state courts in the State of New York as the venue for such action, and each party consents to the jurisdiction of the court chosen in such manner for such action.

      4. Taxes: The Company shall be entitled to withhold from any payments made hereunder, applicable federal, state or local income and payroll taxes as the Company determines it is required to withhold under law.

      5. Validity: The invalidity or unenforceability of any provision of this agreement shall not affect the validity or enforceability of any other provision of this agreement, which shall remain in full force and effect.

      6. No Right to Continued Employment: Nothing in this agreement shall be deemed to give the Executive the right to be retained in the employ of the Company or to interfere with the right of the Company to discharge the Executive at any time, subject in all cases to the terms of this agreement.

      7. Termination of Agreement: Notwithstanding anything in this agreement to the contrary, this agreement may be terminated by the Company at any time prior to the Change in Control Date if the Executive fails to carry out the material responsibilities assigned to the Executive, including without limitation those related to the effectuation of the transaction looking to the Change in Control.

      8. Waiver under Severance Payment Plan: Should the Executive become entitled to receive payments and benefits under this Agreement, the Executive hereby automatically waives all rights to receive any payments under the Company's Severance Payment Plan.


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X.    DEFINITIONS:

      1. "Accountants" shall have the meaning set forth in Section I.4.

      2. "Adjusted Bonus" means the Executive's actually paid or actual target bonus (as applicable) for the relevant prior period as the same shall be recalculated using (a) the performance rating of the Executive for that prior period and applying thereto (b) the greater of (i) the percentage of salary that would have been applicable in determining the Executive's bonus for the year in which the Change of Control shall have occurred and
      (ii) the percentage of salary that would have been applicable in determining the Executive's bonus for the year in which the Date of Termination shall have occurred.

      3. "Annual Cash Compensation" means the total of:

                  (a) the Executive's stated annual base salary determined immediately prior to Notice of Termination, but in no event less than the Executive's stated annual base salary in the year in which the Change in Control Date occurs; plus

                  (b) the Executive's bonus paid by the Company for the year immediately preceding the year in which Notice of Termination is given, but in no event shall it be less than the bonus paid in the year immediately preceding the year in which the Change in Control Date occurs (provided, that, for purposes of this clause (b), if the Executive shall have been employed by the Company for less than the entire such relevant preceding calendar year, then the applicable bonus for this clause (b) shall, in lieu of that set forth above, be the target bonus which would have payable to the Executive in respect of such relevant preceding calendar year); plus

                  (c) the amount of any cash received or entitled to be received prior to Notice of Termination as a "flex perquisite," but in no event less than the amount of cash received or entitled to be received as a "flex perquisite" from the Company in the year in which the Change in Control Date occurs; plus

                  (d) the amount of the premium paid by the Company, on behalf of the Executive for executive supplemental long-term disability insurance.

      4. "Benefit Period" shall have the meaning set forth in Section I.3.

      5. "Board" means the Board of Directors of the Company and, except for purposes of Section X.7 (d), the Compensation and Nominating Committee thereof.

      6. "Cause" means:

                  (a) the willful and continued failure of the Executive to substantially perform the Executive's duties with the Company, other than any


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      such failure resulting from incapacity due to physical or mental illness, after a written demand for substantial performance is delivered to the Executive by the Board or the chief executive officer of the Company which specifically identifies the manner in which the Board or chief executive officer of the Company believes that the Executive has not substantially performed his or her duties; or

                  (b) the willful engaging by the Executive in illegal conduct or gross misconduct that is demonstrably injurious to the Company.

            For purposes of this Section X.6, no act or failure to act on the part of the Executive shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith and without reasonable belief that the Executive's action or omission was in the best interest of the Company. Any act, or failure to act, based upon the instructions or prior approval of the Board or chief executive officer of the Company or the Executive's superior or based upon the advice of counsel for the Company, shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive, as part of the Notice of Termination, a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire Board, at regularly scheduled Board meeting or at a Board meeting called and held for the purpose of considering such termination, finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in clause (a) or (b) of this Section X.6 and specifying the particulars thereof in detail. Such resolution shall be adopted only after reasonable notice of such Board meeting is provided to the Executive and the Executive is given an opportunity to be heard before the Board.

      7. "Change in Control" shall occur when:

                  (a) The "beneficial ownership" (as defined in Rule 13d-3 of the Securities Exchange Act of 1934) of securities representing more than 35% of the combined voting power of the Company is acquired by a person or entity other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company or an affiliate thereof, or any entity owned directly or indirectly by the shareholders of the Company in substantially the same proportion as their ownership of the Company; or

                  (b) Consummation of a merger or consolidation of the Company with or into any other entity other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent, either by remaining outstanding or by being converted into voting securities of the surviving entity, more than 65% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

                  (c) The shareholders of the Company approve a plan to sell or otherwise dispose of all or substantially all of the Company's assets or adopt a plan for the Company's liquidation; or

                  (d) During a period of two consecutive years, individuals who at the beginning of such period constitute the Board and any new director, other than a director designated by a person who has entered into an agreement with the Company to effect a transition described in clause (a) or (b) of this Section


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
      X.7 whose election by the Board or nomination for election by the Company's shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election was previously so approved, ceases for any reason to constitute a majority thereof; or

                  (e) The ownership of the assets composing a business unit of the Company (whether comprising (i) non-securities assets of that business unit (where the business unit is a separate juridical entity), (ii) securities of other business entities owned by the Company and managed or overseen by the business unit, (iii) the assets of those business entities or (iv) a combination of the foregoing) representing at least 50% in current market value of the assets of such business unit is acquired by a person or entity other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company or an affiliate thereof, or any entity owned directly or indirectly by the shareholders of the Company in substantially the same proportion as their ownership of the Company, provided that the foregoing shall apply as a "Change in Control" for purposes of this agreement as concerns only an executive officer of the Company holding a position at least of senior vice president of the Company and either (i) for whom at least 50% of his or her annual goals are attributable to the operations, results or performance of such subsidiary or (ii) who is designated as "corporate staff" of the Company. Where the foregoing pertains to the ownership of securities, it shall mean "beneficial ownership" thereof as defined in Rule 13d-3 of the Securities Exchange Act of 1934.

      However, in no event shall a Change in Control be deemed to have occurred with respect to any Executive who is part of a purchasing group which consummates the Change in Control transaction. The Executive shall be deemed to be part of the purchasing group for purposes of the proceeding sentence if the Executive is an equity participant in the purchasing entity or group of individuals, except for: (i) passive ownership of less than 3% of the stock of the purchasing entity; or (ii) ownership of equity participation in the purchasing entity which is otherwise not significant, as determined prior to the Change in Control by a majority of continuing directors who are not employees of the Company or any of its subsidiaries or other affiliates.

      8. "Change in Control Date" means the date on which a Change in Control shall be deemed to have occurred.

      9. "Code" means the Internal Revenue Code of 1986, as amended from time to time, and shall also include the regulations and ruling promulgated thereunder.

      10. "Covered Payments" shall have the meaning set forth in Section I.4.

      11. "Excise Tax" shall have the meaning set forth in Section I.4.

      12. "Good Reason" shall mean the occurrence, during the Protection Period, of any one or more of the following without the Executive's express written consent:

                  (a) The assignment to the Executive of duties inconsistent in any substantial respect with the Executive's position, authority, duties, responsibilities and status (including offices, titles and reporting requirements), or any substantial changes in such position, authority, duties, responsibilities and status from those previously held by the Executive prior to the Change in Control event, as applicable. The Executive's position, authority, duties, responsibilities and status shall not be regarded as substantially inconsistent with or substantially changed from previous position, authority, duties, responsibilities or status merely by virtue of the fact that there has been a Change in Control.

                  (b) In the case of a Change in Control as described in Section VIII.6.(e), with respect to an executive officer of the Company holding a position at least of executive vice-president of the Company who is designated as "corporate staff" of the Company and who remains directly or indirectly employed by the Company, the Change in Control, directly or indirectly, results in the reduction of corporate revenues or staff by at least 50%,

                  (c) A reduction in the Executive's stated annual base salary determined immediately prior to the Change in Control Date and which shall include any cash perquisite payment and any insurance premium payment,

                  (d) A reduction of the Executive's annual target bonus opportunity (excluding any annual reduction that applies to all executives of the Company),

                  (e) A reduction in the Executive's level of participation in or benefits provided under any short- or long-term incentive plan of the Company, including, but not limited to incentive compensation in the form of cash, stock or stock options, in effect as of the Change in Control Date,

                  (f) A material reduction, in the aggregate, in the Executive's level of participation in and benefits provided to the Executive under the Company's employee welfare, retirement, fringe benefit, vacation and sick leave plans, policies and practices, including, but not limited to, retirement, 401(k), severance, medical, dental, life, health, short- and long-term disability and flexible benefits,

                  (g) A change of more than 50 miles in the office or location at which the Executive is based, or

                  (h) A failure of the Company to have a successor assume this Agreement pursuant to Section IV of this Agreement.

      For purposes of this definition of "Good Reason," any good faith determination of "Good Reason" made by the Executive shall be conclusive.

      13. "Notice of Termination" shall have the meaning set forth in Section
V.1.

      14. "Protection Period" shall have the meaning set forth in Section I.

      15. "Tax Reimbursement Payment" shall have the meaning set forth in
Section I.4.

      16. "Termination Date" shall have the meaning set forth in Section V.1.

      17. "Termination Event" shall mean, upon a Change in Control, an action of the Company, or the successor to the Company under Section IV, or any of their respective subsidiaries or affiliates, resulting in either (a) the involuntary termination of employment of the Executive other than for Cause or (b) the resignation of the Executive for "Good Reason."

                                      ENHANCE FINANCIAL SERVICES GROUP INC.

                                      By:_______________________________________
                                          Name:  Daniel Gross
                                          Title: President


                                      EXECUTIVE:

                                      __________________________________________
                                      Name:
                                      Address:


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